                                                                EXHIBIT 10.23



                                                          [WITHOUT PREJUDICE]
                                                        [SUBJECT TO CONTRACT]

DATED                                           23 MARCH 2004

                          HOLLINGER INTERNATIONAL INC.

                             TELEGRAPH GROUP LIMITED

                                      -and-

                              DANIEL WILLIAM COLSON

                   ------------------------------------------
                          [DRAFT] COMPROMISE AGREEMENT
                   ------------------------------------------

                                 HERBERT SMITH
                                 Exchange House,
                                Primrose Street,
                                London EC2A 2HS
                               Tel: 020 7374 8000
                               Fax: 020 7374 0888

                                                                               1

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                                TABLE OF CONTENTS

CLAUSE                                                                 PAGE
1.    TERMINATION OF EMPLOYMENT AND DEPARTURE ARRANGEMENTS..........     1

2.    RESIGNATION OF OFFICE.........................................     3

3.    COMPENSATION FOR LOSS OF EMPLOYMENT...........................     4

4.    TAX INDEMNITY.................................................     5

5.    COVENANTS.....................................................     6

6.    WARRANTIES AND COMPROMISE OF CLAIMS...........................     8

7.    LEGAL FEES....................................................    11

8.    MISCELLANEOUS.................................................    11

9.    INTERPRETATION................................................    12

SCHEDULE 1..........................................................    15

SCHEDULE 2..........................................................    17

SCHEDULE 3..........................................................    18

SCHEDULE 4..........................................................    19

                                                             [WITHOUT PREJUDICE]
                                                           [SUBJECT TO CONTRACT]
                                                                         [DRAFT]

This COMPROMISE AGREEMENT is made on 23 March 2004

BETWEEN:

1. HOLLINGER INTERNATIONAL INC. of 712 Fifth Avenue, 18th Floor, New York, NY 10019, USA ("HOLLINGER");

2. TELEGRAPH GROUP LIMITED of 1 Canada Square, Canary Wharf, London, E14 5DT ("TELEGRAPH"); and

3. DANIEL WILLIAM COLSON of to 19 Hanover Terrace, Regent's Park, London NW1 4RJ (the EXECUTIVE)

WHEREAS:

(A) The Executive is presently employed by Telegraph on the terms and the conditions set out in a service agreement dated 17 November 1992 (the "EMPLOYMENT CONTRACT").

IT IS AGREED as follows:

1.    TERMINATION OF EMPLOYMENT AND DEPARTURE ARRANGEMENTS

1.1   TERMINATION DATE

      1.1.1 The Executive's employment with Telegraph shall terminate on 3 April 2004 (the "TERMINATION DATE"). Until the Termination Date:

            (A) the Executive may not attend the offices of Hollinger or Telegraph or any other Related Entity save in order to collect his personal possessions and communicate his departure (as described in clause 5.1.3) at a time to be agreed with Telegraph; or

            (B) have any business contact with any customers, clients or employees of Hollinger, Telegraph or any other Related Entity,

            without the prior consent of the Hollinger Board or the Telegraph Board save in relation to carrying out his duties as a director of Hollinger.

      1.1.2 The Executive will receive his P45 (made up to the Termination Date) as soon as reasonably practicable after the Termination Date.

1.2   ANNOUNCEMENT

      1.2.1 Telegraph will within 7 days of the date of this Agreement announce the Executive's departure in the terms of the draft announcement attached at Schedule 1 and will deal with oral queries consistently with the terms of that announcement without a gloss of any kind.

1.3   SALARY AND BENEFITS

      1.3.1 Save as set out in this Agreement, the Executive's entitlement to salary and all other benefits associated with his employment by Telegraph shall continue until the Termination Date when they shall cease.

1.4   PENSION

      1.4.1 The Executive's active membership of The Telegraph Executive Pension Scheme (the "PENSION SCHEME") shall cease with effect from the Termination Date but he will remain a member of the Pension Scheme for the purpose of receiving accrued benefits. The Executive will in due course be sent a statement of his benefits under the Pension Scheme and of the options available to him.

1.5   EXPENSES

      1.5.1 Telegraph shall reimburse the Executive for all expenses properly incurred by him in the performance of his duties in accordance with its expenses policy.

1.6   COMPANY PROPERTY

      1.6.1 The Executive, agrees to return (and not retain or create whether by e-mail transmission or otherwise any copies of or extracts from) any and all:

            (A) board minutes and papers provided to him in respect of offices held in or on behalf of any Related Entity other than those under his control or in his possession as a direct result of his directorship of Hollinger;

            (B) lists of customers, correspondence, documents, and computer printouts (including copies and extracts);

            (C) computer disks, tapes, computer equipment (including leads and cables);

            (D)   credit cards, security passes, keys;

            (E) car (which is to be returned in good condition, fair wear and tear and reported accidents excepted) together with all relevant documents and keys; and

            (F)   other tangible items in his possession or under his control,

            which belong to or relate to the business of any Related Entity or their customers, clients or suppliers, to Telegraph's premises at 1 Canada Square, Canary Wharf, London, E14 5DT, on or before the Termination Date. After returning such property, the Executive shall at the request of Telegraph or Hollinger provide a written undertaking that he has complied with this clause.

      1.6.2 Subject to clause 1.6.3, Telegraph and Hollinger and any Related Entity will allow the Executive access to documents and other materials which were in his possession during his employment for the purpose of any inquiry or inspection or investigation under the Companies Acts, the Financial Services Act 1986, the Financial Services and Markets Act 2000 or similar legislation (whether in this jurisdiction or in any other) or by any regulatory authority or in connection with any proceedings brought against the Executive provided that:

            (A) the Executive provides the Telegraph Company Secretary with a written request for access to such documents and other materials setting out a description of the documents and materials to which he requests access;

            (B) the documents or other materials requested by the Executive are reasonably necessary to the purposes of assisting such inquiry or inspection or investigation; and

            (C) allowing the Executive access to such documents or other materials would not materially adversely affect the interests of any Related Entity.

      1.6.3 Nothing in Clause 1.6.2 shall prevent any Related Entity allowing the Executive access to documents and other materials which were in his possession during his employment where such access is required by law or the regulations of any statutory or regulatory authority.


      1.6.4 The Executive shall, prior to the Termination Date, provide to Telegraph full details of all then current passwords used by the Executive in respect of computer equipment belonging to any Related Entity and, having forwarded a copy to Telegraph, will not retain any computer drives, disks, tapes or other re-usable material in the Executive's possession or under his control (but which do not belong to any Related Entity) any information belonging or relating to the business of any Related Entity, their customers, clients or suppliers (other than any such material in the Executive's possession or under his control as a direct result of, or which is reasonably necessary for, his directorship of Hollinger).

2.    RESIGNATION OF OFFICE

2.1 The Executive hereby resigns with effect from the date of this Agreement from:

      2.1.1 each and every directorship, office or and appointment which he holds in any Related Entity; and

      2.1.2 acting as a trustee of any pension fund or employee benefit trust in which any Related Entity is a participating company save that, in respect of Hollinger, he shall remain as a director but resign from his position of Chief Operating Officer.

2.2 The Executive agrees to sign and return to the Telegraph Company Secretary a letter in the form of the attached Schedule 2 resigning from each such directorship, office or appointment within 24 hours of being provided by the Telegraph Company Secretary with a list of each directorship, office or appointment in any Related Entity which he held immediately before execution of this Agreement.

3.    COMPENSATION FOR LOSS OF EMPLOYMENT

3.1   COMPENSATION PAYMENT

      3.1.1 As compensation for the Executive's loss of employment with Telegraph, Telegraph shall pay to the Executive (without any admission of liability) the sum of(pound)118,963 less such deductions for income tax and employee's National Insurance Contributions as are legally required (whether in respect of this payment or the provision of any other payment or benefit to the Executive) in accordance with clause 3.1.2; and

      3.1.2 Telegraph shall pay to the Executive, the sum referred to in clause
            3.1.1 within 14 days after the later of the Return Date and the Termination Date.

      3.1.3 Telegraph considers that the first(pound)30,000 of the termination payment paid to the Executive under clause 3.1.1 may be paid free of tax. Telegraph understands that income tax on the balance of the payment under 3.1.1 can be deducted at the basic rate and the Executive will account to the Inland Revenue for the marginal rate of tax in due course.

3.2   TELEGRAPH BENEFITS

      3.2.1 Telegraph will permit the Executive (subject to the consent of the relevant provider and to the rules of the applicable scheme) to continue to participate in the Telegraph's private health insurance, permanent health insurance and life assurance arrangements on the current basis until the relevant renewal date but only insofar as Telegraph has already paid the relevant scheme provider for such arrangement until such renewal date. Telegraph will notify the Executive prior to the Termination Date of the dates on which each such arrangement shall expire in respect of the Executive.

3.3   HOLLINGER STOCK OPTIONS

      3.3.1 In relation to the existing vested stock options granted to the Executive under the Hollinger 1997 Stock Incentive Plan and the Hollinger 1999 Stock Incentive Plan (the "PLANS") (the brief details of which are set out in Section 1 of Schedule 4 of this Agreement) (the "VESTED OPTIONS"):

            (A) subject to clause (B) below, it is confirmed that notwithstanding the provisions of any relevant stock option plans, Hollinger shall procure that the Executive shall be entitled to exercise all Vested Options granted to him under the Plans within 30 days of the Termination Date, failing which exercise the options shall lapse automatically; and

            (B) if, in respect of any particular day, Hollinger notifies the Executive (or prior to the Date of this Agreement has notified the Executive) that he is prohibited from exercising some or all of the Vested Options or if the Executive is prohibited by law from exercising some of all of the Vested Options then that day shall not count towards the 30 days within which he must exercise the Vested Options. Accordingly the reference in clause 3.3.1(A) to 30 days means an aggregated period of 30 days on which no such restriction on exercise of the Vested Options shall apply. Hollinger undertakes that the Company Secretary of Hollinger will give to the Executive seven days' advance written notice of the date on which such period of restriction will lapse, or if this is not reasonably practicable, to notify the Executive in writing of the lapse of such restrictions as soon as reasonably practicable and, in any event, within 24 hours of the lapse occurring. The Company Secretary of Hollinger also undertakes to notify the Executive in writing of any further period of restriction on the exercise of the Vested Options at the same time that other parties bound by such restriction are notified.

      3.3.2 In relation to the existing unvested stock options granted to the Executive under the Hollinger 1999 Stock Incentive Plan (the "1999 PLAN") (the brief details of which are set out in Section 2 of
            Schedule 4 of this Agreement) (the "UNVESTED OPTIONS"), it is confirmed that all Unvested Options granted to the Executive under the 1999 Plan shall be forfeited automatically on the Termination Date.

      3.3.3 It is agreed that the Executive has no rights in respect of any awards of shares or stock over any Related Entity or options over shares or stock in any Related Entity other than in respect of the Vested Options as set out in clause 3.3.1.

4.    TAX INDEMNITY

4.1 Telegraph is proceeding on the basis that the first (pound)30,000 of the payment it makes to the Executive in accordance with clause 3.1 will not be subject to the deduction of tax and will therefore pay it to the Executive free of tax. However, the amount of tax for Telegraph and Hollinger is ultimately a matter for the Inland Revenue and any other competent tax authority, and the Executive shall be responsible for the payment of any taxes and any interest, penalties or fines in connection with such taxes, imposed by any competent taxation authority in respect of all payments of any nature paid to the Executive under this Agreement or in connection with the termination of his employment with any Related Entity (including any income tax on the first (pound)30,000 of payment that Telegraph makes to the Executive in accordance with clause 3.1 but excluding secondary class 1 National Insurance Contributions to the extent that recovery of the same from the Executive is prohibited by law) save where such interest, penalties or fines arise out of the delay, error or default of Hollinger, Telegraph or any Related Entity of its or their failure to account to the Inland Revenue for deductions which have been made.

4.2 Subject to clause 4.3 below, the Executive undertakes to Hollinger, Telegraph (for themselves and on behalf of all other Related Entities) to indemnify each Related Entity in full (on a continuing basis) against any such taxes and any interest, penalties, costs or fines in connection with such taxes imposed by any competent taxation authority in respect of all payments of any nature paid to the Executive under this Agreement or in connection with the termination of his employment with any Related Entity (including any income tax on the first (pound)30,000 of payment that Telegraph makes to the Executive in accordance with clause 3.1 but excluding secondary class 1 National Insurance Contributions to the extent that recovery of the same from the Executive is prohibited by law).

4.3 Hollinger and Telegraph will each forthwith upon receipt by it or any Related Entity of any request for payment, assessment, demand or other notification of liability or potential liability to tax or National Insurance contributions, interest, penalties or fines, or it or they otherwise becoming aware of any circumstances which may give rise to a claim under the indemnity in clause 4.2 forward such request, assessment, demand or notification or notify such circumstances to the Executive and shall thereafter take only such action in relation thereto as the Executive may reasonably require and shall co-operate fully in any challenge which the Executive may pursue to such request, assessment, demand, notification or circumstances.

5.    COVENANTS

5.1 Subject to clause 5.6 and in consideration of the payment by Telegraph of (pound)1,000 (such payment to be made within 14 days after the later of the Return Date and the Termination Date and less any legally required deductions) the Executive undertakes as a condition of this Agreement to each of Hollinger and Telegraph for itself and on behalf of all other Related Entities as follows:

      5.1.1 the Executive will not (unless authorised to do so by either the Hollinger Board, the Telegraph Board or in connection with proceedings before a Court or tribunal of competent jurisdiction) directly or indirectly:

            (A)   use for his own benefit or for the benefit of any persons; or

            (B)   disclose or permit the disclosure of

            any confidential information of any Related Entity which the Executive has obtained by virtue of his employment or in respect of which he is aware that any Related Entity is bound by an obligation of confidence to a third party. Confidential information shall include, without limitation, information relating to the business, affairs, products or processes, business plans, forecasts, information relating to research products, future business strategy, tenders and any price sensitive information of any Related Entity. This restriction shall not apply to any information in the public domain other than by reason of unauthorised disclosure;

      5.1.2 the Executive will treat the contents of this Agreement as confidential and will not disclose or cause to be disclosed the negotiations surrounding this Agreement, the fact of this Agreement and any of its terms to any person, firm or company save to the Executive's spouse, for the purpose of receiving professional advice, in connection with proceedings before a Court or tribunal of competent jurisdiction or as required by law or the regulations of any statutory or regulatory authority or, insofar as such disclosure is consistent with the contents of the announcement at Schedule 1, in connection with any application for or negotiation over future employment, engagement or participation in a business venture;

      5.1.3 save with the prior written consent of either Hollinger or Telegraph (such consent not to be unreasonably withheld or delayed) or as required by law or the regulations of any statutory or regulatory authority, the Executive will not make or issue or cause to be made or issued any statement (internally or externally) relating to his employment with Hollinger or Telegraph or office in any Related Entity (other than in connection with performing his duties as a director of Hollinger), his departure from any Related Entity or the reasons for his departure (such consent to come from the Hollinger Board or the Telegraph Board or a person duly authorised by either such board for the purpose) save that the Executive will be permitted to personally advise senior Telegraph staff of his retirement in terms consistent with the contents of the announcement at Schedule 1;

      5.1.4 save as required by law or the regulations of any statutory or regulatory authority, the Executive will not make, publish or cause to be made or published any statement or remark which may harm the business or reputation of any Related Entity or any officer, employee, agent, customer, supplier or shareholder of any such entity;

      5.1.5 if at any point the Executive is called upon by any Related Entity to provide assistance in any litigation or potential litigation with which any Related Entity may be involved, he shall provide such assistance as Hollinger, Telegraph or any other Related Entity may reasonably require, including but not limited to assisting in preparing witness statements and attending at court to give evidence. Telegraph, Hollinger or any other Related Entity shall meet any reasonable costs and expenses incurred by the Executive in providing such assistance including the Executive's reasonable legal costs in seeking advice in connection with such assistance; and

      5.1.6 prior to the Termination Date, the Executive shall comply with all reasonable requests of Telegraph or Hollinger to ensure that a smooth transition of his responsibilities can be effected to any successor(s) or other colleague(s).

5.2 Telegraph and Hollinger undertake for themselves and on behalf of all other Related Entities, as a condition of this Agreement as follows:

      5.2.1 save as provided by clause 1.2 above or with the prior written consent of the Executive (such consent not to be unreasonably withheld or delayed), or as required by law, the regulations of any statutory or regulatory authority, or in connection with proceedings before a Court or tribunal of competent jurisdiction, they will not make or issue or cause to be made or issued any statement (internally or externally) relating to the Executive's employment with Hollinger or Telegraph or office in any Related Entity (other than in connection with performing his duties as a director of Hollinger), his departure from any Related Entity or the reasons for his departure;

      5.2.2 save as required by law or the regulations of any statutory or regulatory authority or in connection with proceedings before a Court or tribunal of competent jurisdiction, they will not authorise or publish or cause to be made or published on behalf of Telegraph, Hollinger or any Related Entity any untrue, misleading, derogatory or disparaging statement or remark about the Executive and shall use their reasonable endeavours to procure that none of the directors, officers or senior employees of Telegraph, Hollinger or any Related Entity make or publish or cause to be made or published any untrue, misleading, derogatory or disparaging statement or remark about the Executive.

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5.3   Subject to clause 5.5, in consideration of the payment by Telegraph of(pound)100,000 less such deductions for income tax and employee's National Insurance Contributions or any other taxes as are legally required (whether in respect of this payment or the provision of any other payment or benefit to the Executive), which shall be paid to the Executive in accordance with clause 5.4, the Executive undertakes to Telegraph (for itself and on behalf of all other Related Entities) as a condition of this Agreement that he will not:

      5.3.1 for a period of six months following the Termination Date, carry on, set up, be employed, engaged or interested in a business anywhere:

            (A) which is or is about to be in competition with the business of any Related Entity as at the Termination Date with which the Executive was actively involved during the twelve month period immediately prior to Termination Date; and

            (B) in which Lord Black of Crossharbour (or any firm company, or other entity with which Lord Black of Crossharbour has a material business interest) has a material business interest save that this clause 5.3 shall not prohibit the Executive from retaining any shares which he holds at the date of this Agreement in Ravelston Corporation and Hollinger Inc or from holding (directly or indirectly) less than five per cent of any class of shares or other capital of any company whose shares or other capital are listed on, or dealt in on or under the rules of an investment exchange, including any market comprised within such exchange, which is the subject of a recognition order made in accordance with section 290 and 292, Financial Services and Markets Act 2000.

5.4 Subject to clause 5.5, Telegraph shall pay the Executive the sums referred to clause 5.3 in six equal monthly instalments, the first of which shall be payable within 14 days after the later of the Return Date and the Termination Date, and the remaining five instalments shall be payable at monthly intervals thereafter.

5.5 In the event the Executive does not comply with the terms of the restrictive covenant set out in 5.3, Telegraph shall cease to have any obligation to make any further payments to the Executive under clause 5.3.

5.6 Nothing in this Agreement shall preclude the Executive from making a protected disclosure in accordance with the provisions set out in the Employment Rights Act 1996.

6.    WARRANTIES AND COMPROMISE OF CLAIMS

6.1 Save in relation to matters referred to in the decision of Vice Chancellor Strine in the Court of Chancery of the State of Delaware in and for New Castle County, dated 26 February 2004, reference C.A. No. 183-N the Executive warrants that:

      6.1.1 he has committed no material breach of duty (including fiduciary duty) to Telegraph, Hollinger or any other Related Entity; and

      6.1.2 he has no knowledge or suspicion that any employee or officer of any Related Entity has committed or proposes to commit any serious wrongdoing or serious breach of duty.

6.2 The Executive represents to Telegraph and Hollinger (for themselves and on behalf of any Related Entities and the current or former officers, employees or agents of themselves and any Related Entities, together the "AFFILIATES") that he accepts and he does hereby accept the terms of this Agreement in full and final settlement of any claims he may have against the Company or any of its Affiliates in respect of:

      6.2.1 any common law claims, including any claim for breach of contract or tort; or

      6.2.2 any claim that he was unfairly dismissed under the Employment Rights Act 1996 ("ERA") Part X, Chapter 1, Section 94; or

      6.2.3 any claim for a redundancy payment under the ERA, Part XI, Chapter 1, Section 135,

      being claims previously intimated by or on behalf of the Executive and the Executive warrants that, having been advised by Cerys Williams of Fox Williams, Ten Dominion Street, London, EC2M 2EE, he is not aware of any other statutory claim that he may have against Hollinger, Telegraph and/or any such Affiliate.

6.3 Without prejudice to clause 6.2, the Executive further represents to each of Hollinger and Telegraph (for themselves and on behalf of all their Affiliates) that he accepts and he does hereby accept the terms of this Agreement in full and final settlement of any Claims that he may have against Hollinger, Telegraph or any of their Affiliates relating to his employment, office or the holding of any office, the termination of his employment or of any office including (without limitation) any action that might be commenced before an Employment Tribunal or Court of law or any other tribunal or Court of law of competent jurisdiction in respect of:

      6.3.1 any claim(s) under European Law or pursuant to the European Convention of Human Rights;

      6.3.2 any claim in respect of unpaid wages and deductions from wages under ERA Part II, Section 13;

      6.3.3 any claim under the ERA relating to a protected disclosure as defined in part IVA of the ERA, and any other claim under the ERA;

      6.3.4 any claim under the Sex Discrimination Act 1975, Race Relations Act 1976, the Disability Discrimination Act 1995, the Employment Equality (Sexual Orientation) Regulations 2003, or the Employment Equality (Religion or Belief) Regulations 2003 (together the "DISCRIMINATION LAWS") or any related EU legislation; or

      6.3.5 any claim under the Working Time Regulations 1998; or

      6.3.6 any other statutory claims or for breach of statutory duties; or

      6.3.7 or any claim in connection with his employment or its termination thereof with any Related Entity under US or Canadian law.

6.4 For the purposes of clause 6.3, "CLAIMS" shall mean claims that have arisen at the date of this Agreement or which subsequently arise in respect of acts or omissions occurring prior to the date of this Agreement and shall include any claim or right of action of which at the time of entering into this Agreement:

      6.4.1 neither the Executive nor Hollinger, Telegraph (nor any Affiliate) is aware; and

      6.4.2 the Executive but not the Hollinger or Telegraph (nor any Affiliate) is aware,

      including any claim or right of action arising from a subsequent retrospective change or clarification of the law. The Executive acknowledges that he agrees to the terms of clause 6.3 notwithstanding that he acknowledges that he may be mistaken as to the facts and/or the law concerning any potential claim or right of action.

6.5   Clauses 6.2 and 6.3 shall not apply to:

      6.5.1 any claim which the Executive may have for personal injury, or

      6.5.2 any entitlement of the Executive under the Rules of the Pension Scheme; or

      6.5.3 any claim or entitlement of the Executive in connection with the Vested Options (as referenced in clause 3.3 above).

6.6 The Executive acknowledges that the compromise of each of the claims set out in the sub-clauses to clauses 6.2 and 6.3 is and shall be construed as separate and severable and in the event of the compromise of any such claim being determined as being void for any reason, such invalidity shall not affect or impair the validity of the compromise of the other claims.

6.7 If the Executive issues or commences or causes to be issued or commenced any proceedings in breach of any of clauses 6.2 or 6.3, any payment made to the Executive under this Agreement must be repaid by the Executive to Telegraph forthwith and will be recoverable by Telegraph as a debt (without prejudice to or Telegraph's rights to any other remedy).

6.8   It is a condition of this Agreement, and the Executive confirms, that:

      6.8.1 the Executive has received independent legal advice from Cerys Williams, a relevant independent adviser in the firm of Fox Williams, Ten Dominion Street, London, EC2M 2EE, as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal;

      6.8.2 the conditions in Section 203 of the Employment Rights Act 1996 and the equivalent provisions in the Discrimination Laws, the Working Time Regulations 1998, regulating Compromise Agreements are satisfied; and

      6.8.3 the relevant independent adviser named at clause 6.8.1 will provide to the Hollinger's and Telegraph's solicitors forthwith upon the execution by the Executive of this Agreement a letter duly signed and dated in the form of the agreed draft at Schedule 3.

6.9   Nothing in this Agreement:

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

      6.9.1 shall preclude the Executive from defending legal proceedings brought against him nor from asserting any counter-claim or set-off (other than for compensation in respect of any claims referred to in clauses 6.2 or 6.3) or from joining Telegraph or Hollinger or any Related Entity or any other third party in legal proceedings; or

      6.9.2 shall be deemed to release, waive or adversely affect any rights the Executive has under any by-law, certificate, memorandum and articles of association of Telegraph, Hollinger or any Related Entity or by law, policy or practice to defence and/or indemnity by Telegraph, Hollinger and/or any Related Entity or any rights under any liability insurance policy such as Directors and Officers Liability Insurance.

6.10 Telegraph, Hollinger and each Related Entity will maintain in force for a period of six years from the Termination Date on a continuing basis Directors' and Officers' liability insurance providing the Executive with not less than the level of cover from time to time in force in respect of other directors and officers of Hollinger in order to protect the Executive from claims in respect of the period during which the Executive was a director of Telegraph, Hollinger and any Related Entity.

7.    LEGAL FEES

7.1 Telegraph agrees to pay the Executive's reasonable legal fees in connection with taking advice leading to the completion of this Agreement up to a maximum of (pound)10,000 plus VAT to be paid within 14 days of receipt from the Executive's lawyer of a properly drawn invoice for costs addressed to the Executive as client and marked payable by Telegraph.

8.    MISCELLANEOUS

8.1 The rights of any Related Entities (other than Hollinger and Telegraph) to enforce the terms of this Agreement are subject to the term that the each of Hollinger and Telegraph has the right (which it may waive in whole or in part and without the consent of or consultation with any Related Entity other than Hollinger or Telegraph) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or compromise of such proceedings) but will not owe any duty or have any liability to any Related Entity in relation to such conduct.

8.2 The parties to this Agreement may agree to rescind or vary any term of this Agreement without the consent of any other Related Entities.

8.3 The terms of this Agreement shall prevail over the terms of the Employment Contract where such terms in the Employment Contract conflict with this Agreement in any way.

8.4 The Executive, Hollinger and Telegraph each confirm that, except as provided in this Agreement, neither he nor it has relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not contained in this Agreement and, without prejudice to any liability for fraudulent misrepresentation, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement are contained in this Agreement, and for the avoidance of doubt and without limitation, the Executive nor Hollinger nor Telegraph have any right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement).

8.5 This Agreement shall be governed by and construed in accordance with English law and the parties submit to the non-exclusive jurisdiction of the English courts and tribunals.

8.6 This Agreement is without prejudice and subject to contract until it is dated and signed by all of the parties, at which point it shall be treated as an open document evidencing an agreement binding on the parties (notwithstanding that it may still be labelled "Draft", "Without Prejudice" or "Subject to Contract"). This Agreement may be executed in any number of counterparts each in the like form, all of which taken together shall constitute one and the same document and any party may execute this Agreement by signing and dating any one or more of such counterparts.

8.7 The Executive shall be deemed to have been served with any document or notice referred to in this Agreement by virtue of any such document or notice being either: (i) given personally to the Executive; or (ii) being sent by post to 19 Hanover Terrace, Regent's Park, London NW1 4RJ (or such address as the Executive may notify the Company Secretary of Telegraph from time to time). The time of such service shall be either the date on which the Executive receives the document or notice where service is given personally, or two working days after such notice or document has been posted where service is by post and posted within the same country, or seven working days after such notice or document has been posted where service is by post and posted from one country to another.

8.8 No variation of this Agreement shall be binding on either party unless and to the extent that the same is recorded in a written document executed by all parties.

9.    INTERPRETATION

9.1   In this Agreement:

      9.1.1 "AFFILIATES" shall have the meaning set out in clause 6.1;

      9.1.2 "EMPLOYMENT CONTRACT" shall have the meaning set out in Recital (A);

      9.1.3 "HOLLINGER BOARD" means the board of directors of Hollinger from time to time and includes any person or committee duly authorised by the board of directors to act on its behalf for the purposes of this Agreement;

      9.1.4 "PENSION SCHEME" shall have the meaning set out in clausel.4.1;

      9.1.5 "PLANS" shall have the meaning set out in clause 3.3.1;

      9.1.6 "RELATED ENTITY" means Telegraph, Hollinger and any other body corporate:

            (A) which for the time being is a subsidiary of Hollinger or Telegraph; or

            (B) in whose equity share capital for the time being an interest of 20 per cent or more is held directly or indirectly (through another body corporate or other bodies corporate or otherwise) by Telegraph,

                  Hollinger or any other subsidiary of Hollinger or Telegraph, or by a combination of two or more such companies or subsidiaries,

            where "SUBSIDIARY" shall have the meaning attributed to it by sections 736 of the Companies Act 1985 provided that the term "subsidiary" shall also include a subsidiary undertaking (as defined in section 258 of the Companies Act 1985) and "EQUITY SHARE CAPITAL" shall have the meaning attributed to it by section 744 of the Companies Act 1985;

      9.1.7 "RETURN DATE" shall mean the date on which the Company receives from the Executive a signed copy of this Agreement and the attachment at
            Schedule 3;

      9.1.8 "TELEGRAPH BOARD" means the board of directors of the Telegraph from time to time and includes any person or committee duly authorised by the board of directors to act on its behalf for the purposes of this Agreement; and

      9.1.9 "TERMINATION DATE" shall have the meaning set out in clause 1.1.1;

      9.1.10 "UNVESTED OPTIONS" shall have the meaning set out in clause 3.3.1;

      9.1.11 "VESTED OPTIONS" shall have the meaning set out in clause 3.3.2;

9.2   In this Agreement, unless the context otherwise requires:

      9.2.1 the contents page and headings and bold type face inserted in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement;

      9.2.2 references to clauses, sub-clauses and schedules are to clauses, sub-clauses and schedules of this Agreement;

      9.2.3 words in the singular include the plural and vice versa, and a reference to any gender includes a reference to all genders or, where appropriate, is to be read as a reference to the opposite gender,

      9.2.4 a reference to a person includes a reference to a body corporate, an unincorporated body of persons and a partnership; and

      9.2.5 a reference to a statute or statutory provision includes a reference to that statute or provision as from time to time modified, extended, replaced or re-enacted and to any subordinate legislation made under the relevant statute or statutory provision.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed on the day and year first above written.

SIGNED AS A DEED by                 )
DANIEL WILLIAM COLSON               )
In the presence of:                 )   /s/ DANIEL WILLIAM COLSON
                                        --------------------------

                                        /s/ JAN LANE
                                        --------------------------
                                        JAN LANE
Signature of Witness                    6 HEATHFIELD HOUSE
Name of Witness (in print)              ELIOT PLACE
Address of Witness                      BLACKHEATH, LONDON SE5 BQW

SIGNED AS A DEED by            )
HOLLINGER INTERNATIONAL INC.   )
acting by                      )        /s/ GORDON A. PARIS
                                        --------------------------
                                           Gordon A. Paris
                            Chairman, President and Chief Executive Officer

SIGNED AS A DEED by            )
TELEGRAPH GROUP LIMITED        )
acting by                      )
                                        /s/ GORDON A. PARIS
                                        -----------------------------
                                        Gordon A. Paris, Director

                                        /s/ ROBERT T. SMITH
                                        ---------------------------
                                         Robert T. Smith, Director

                                   SCHEDULE 1

                                  ANNOUNCEMENT

                   JEREMY DEEDES APPOINTED DEPUTY CHAIRMAN AND
                 CHIEF EXECUTIVE OFFICER OF THE TELEGRAPH GROUP

           TELEGRAPH VETERAN TO LEAD NEWSPAPER GROUP AT LEAST THROUGH

                         CONCLUSION OF STRATEGIC PROCESS

              DANIEL COLSON TO RETIRE FROM HOLLINGER INTERNATIONAL
                                   MANAGEMENT

NEW YORK, NEW YORK, MARCH XX, 2004 - Hollinger International Inc. (NYSE:HLR) announced today that Jeremy Deedes, former managing director of the Telegraph Group of newspapers, has been appointed Deputy Chairman and Chief Executive Officer of the Telegraph Group, effective immediately. In that capacity, Mr. Deedes will oversee the management of the Group at least through the conclusion of the Strategic Process, under which Hollinger International is evaluating potential alternatives to maximize value for all shareholders.

Mr. Deedes replaces Daniel Colson, who today announced his retirement, effective immediately, from all management and Board positions at Hollinger International and its subsidiaries other than his directorship of Hollinger International.

Gordon Paris, Interim Chairman and Chief Executive Officer, said, "We are delighted that Jeremy has agreed to assist us during this important time for Hollinger International and the Telegraph Group. Jeremy's knowledge of the Group and his perspective on the industry are invaluable assets. He is perfectly suited to assume leadership of the Telegraph Group, and to look after the interests of our staff, our readers and the shareholders of Hollinger International."

"Jeremy will assist the Corporate Review Committee as it reviews potential options for the Telegraph Group arising from the Strategic Process, and we look forward to his counsel," continued Mr. Paris.

Mr. Deedes, 60, said: "I am not the first Deedes to be brought out of retirement to help safeguard the future of these great publications. It is a great honour, at this crucial time in the history of the Telegraph Group. I know that our Group's principal asset is its staff, and our first task is to work around the distractions of the Strategic Process that is currently underway. We must continue to produce the best possible newspapers and look after a readership that is the envy of our rivals.

"The past few months have been tough for all employees of the Telegraph Group, and it is a great credit to all of them that the papers continue to thrive. With support from the staff, the senior management team and our editors -- Martin Newland, Dominic Lawson, and Boris Johnson, we will continue to dedicate ourselves to what we do best -- producing the highest caliber newspapers, expanding circulation, and increasing revenues and profitability."

Mr. Colson said, "Now that the deadline to submit bids under the Strategic Process has passed, I believe this is the appropriate time for me to relinquish my various operating roles with Hollinger International and its subsidiaries.

"In particular, my more than 10 years as Chief Executive of the Telegraph Group have provided a unique opportunity to work with some of the most talented people in the newspaper industry.

"I will always be proud of the way in which we worked together to build and expand our titles, consolidating and enhancing the Group's reputation for innovation and a journalistic excellence built on sound commercial foundations."

Jeremy Deedes retired as managing director of the Telegraph Group in November 2003, after a career which spanned 40 years in newspapers. He was managing director for seven years, and prior to that was Group Editorial Director for 10 years. Mr. Deedes was a journalist for 22 years, before moving into newspaper management in 1985 to help set up Today newspaper with Eddie Shah. His father, W.F. Deedes, is a former editor of the Daily Telegraph and at the age of 90 remains a much-read commentator and columnist with the paper.

Hollinger International Inc. is a global newspaper publisher with English-language newspapers in the United States, Great Britain, and Israel. Its assets include The Daily Telegraph, The Sunday Telegraph and The Spectator magazine in Great Britain, the Chicago Sun-Times and a large number of community newspapers in the Chicago area, The Jerusalem Post and The International Jerusalem Post in Israel, a portfolio of new media investments and a variety of other assets.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS: Certain statements made in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe", "anticipate', "expect", "estimate", "project", "will be", "will continue", "will likely result" or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Hollinger International with the Securities and Exchange Commission, including in its Forms 10 K and 10 Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

CONTACTS:

US/CANADA MEDIA
Molly Morse
Kekst and Company
212-521-4826
molly-morse@kekst.com

UK MEDIA
Jeremy Fielding
Kekst and Company
jeremy-fielding@kekst.com
1-212-521-4825

                                   SCHEDULE 2

                                  RESIGNATION

[TYPE ON HOME LETTERHEAD]

The Directors
[      ]

                                                                        [Date]

In accordance with clause 2 of the Compromise Agreement dated [INSERT DATE] March 2004 between me, Hollinger International Inc. ("HOLLINGER") and Telegraph Group Limited ("TELEGRAPH") (the "AGREEMENT"), I hereby with effect on and from 23 March 2004 resign from my appointment as Director of the Companies set out in the attached list and from all other offices and appointment which I hold for or on behalf of any Related Entity (as defined in the Agreement) other than Hollinger and as trustee of any pension fund or employee benefit trust in which any Related Entity is a participating company.

I confirm that there are no sums due to me as Director of any Related Entity, and that I have no claim for compensation arising out of my ceasing to hold the said appointments or otherwise.

I confirm that I have not directly or indirectly disclosed for any reason to any person or otherwise made use of any confidential information relating to the business or affairs of any Related Entity or otherwise permitted such disclosure.

I agree to abide by such terms of my appointment as Director of each Related Entity as may subsist after my resignation.